EXHIBIT 10.20

AMENDED AND RESTATED SEVERANCE AGREEMENT AND RELEASE

This Amended and Restated Severance Agreement and Release (this “Agreement”) dated as of March 7, 2002 (the “Effective Date”) is made by and between ClickAction Inc. (the “Company”) and Gregory Slayton (“Executive”).

RECITALS

WHEREAS, Executive and the Company are parties to that certain Severance Agreement and Release dated as of September 18, 2001 (the “Original Severance Agreement”); and

WHEREAS, Executive and the Company wish to amend and restate the Original Severance Agreement as set forth herein to make changes to its provisions regarding commissions paid by the Company to Executive.

NOW, THEREFORE, in consideration of the mutual benefits accruing to the parties hereto and other valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, Executive and the Company hereby agree to amend and restate the Original Severance Agreement in its entirety as follows:

1.    Resignation and Termination.    Subject to the terms and conditions of this Agreement, Executive voluntarily terminated his employment with the Company and resigned from his positions as the Company’s President and Chief Executive Officer as of September 18, 2001.

2.    Earned Salary and Accrued Vacation.    Executive hereby acknowledges and agrees that the Company has paid Executive all earned salary, accrued vacation pay and other wages through the Effective Date. Executive shall not be eligible for any incentive bonus for all or any portion of the fiscal period ending December 31, 2001.

3.    Continuation of Benefits.    Although it is not obligated to do so, as consideration for execution of this Agreement, the Company will continue to pay for Executive’s health care coverage premiums through September 30, 2002 (the “Extended Health Care Coverage”), provided, however, that if Executive obtains new employment, enters into an employment or consulting relationship with any competitor of the Company, as reasonably determined by the Company, or breaches any term of this Agreement during this period, the Extended Health Care Coverage will immediately cease. Executive shall notify the Company in writing if he obtains new employment or is retained as a consultant prior to September 30, 2002 and shall identify the name of such new employer or company that has retained him as a consultant and shall provide a brief description of their business. If as of September 30 Executive has not obtained new employment, Executive will be eligible to continue Executive’s current level of health care coverage (medical, dental and vision) at Executive’s own expense through COBRA for Executive and any of Executive’s dependents currently enrolled as of September 30, 2002.

4.    Continuation of Compensation.    Although it is not obligated to do so, as consideration for execution of this Agreement, the Company will pay Executive a severance payment of $27,500 per month, due on the 15th and last day of each month but payable within twenty (20) days after each due date, through March 17, 2002 (the “Continuing Salary”); provided, however, that the first payment due on October 15 and payable no later than November 4, 2001 shall cover the period from September 18, 2001 to October 15, 2001 and provided further that if Executive obtains new employment, enters into an employment or consulting relationship with any competitor of the Company, as reasonably determined by the Company, or breaches any term of this Agreement during this period (each, a “Continuing Salary Termination Event”), the Continuing Salary will immediately cease. Notwithstanding the foregoing, all Continuing Salary due Executive and unpaid as of the date of the Continuing Salary Termination Event shall continue to be due and owing to Executive.

5.    Commission.    Until September 30, 2002 or such later date approved by the Company (the “Commission Termination Date”), the Company will pay to Executive the Approved Commission (as defined below) on any new or ongoing email campaigns undertaken by the Company for an Approved Customer (as defined below) after September 18, 2001 (the “Email Campaigns”). For purposes of this Agreement, (a) an “Approved Customer” shall mean a customer proposed in advance and in writing by Executive to the Company, which customer is acceptable to the Company in its sole discretion and (b) the “Approved Commission” shall mean the commission agreed upon by the Company and Executive with respect to each Approved Customer. The Company will also pay to Executive the Approved Commission on any new contract (other than a contract for Email Campaigns) executed between the Company and an Approved Customer subsequent to the effective date and prior to the Commission Termination Date (the “Non-Email Projects” and, together with the Email Campaigns, the “Projects”) and the Company’s payment obligations pursuant to this sentence shall continue until the earlier to occur of (a) the life of the applicable contract or (b) nine (9) months from the Commission Termination Date. Unless otherwise consented to by the Company’s board of directors in its sole discretion, the Projects shall specifically exclude any services provided by the Company under, and any revenues generated from, any agreements between the Company and an Approved Customer that are in effect prior to the date that the Company and Executive agree to include the applicable customer as an Approved Customer pursuant to the terms of this Section 5, as such agreements may be amended from time to time. The Company shall pay Executive his portion of any amounts due to Executive on account of any Project within fifteen (15) days after the Company receives the final payment with respect to such Project from the applicable Approved Customer.

6.    Vesting and Exercise of Stock Options.

(a)  Executive acknowledges and agrees that the stock options granted to Executive on November 18, 1999 with respect to 200,000 shares, November 18, 1999 with respect to 200,000 shares, August 8, 2000 with respect to 11,131 shares and December 7, 2000 with respect to 200,000 shares, as such options are further described on Exhibit A hereto, shall cease all further vesting on September 18, 2001.

(b)  The Company has accelerated the vesting of the stock options granted to Executive on June 10, 1998 with respect to 120,000 shares, November 13, 1998 with respect to 200,000 shares and April 4, 2001 with respect to 32,728 shares by six (6) months so that, from and after September 18, 2001, Executive will be entitled to exercise such options (the “Accelerated Options”) for an aggregate number of shares equal to the number of shares vested as of September 18, 2001 plus such number of additional options as would have vested through March 17, 2002, in each case as shown on Exhibit A hereto. Executive acknowledges and agrees that, other than the six (6) months accelerated vesting described in the foregoing sentence, all further vesting with respect to the Accelerated Options shall cease on September 18, 2001.

(c)  Executive hereby agrees that Executive’s ability to exercise the stock options granted to Executive on November 18, 1999 with respect to 200,000 shares, November 18, 1999 with respect to 200,000 shares, August 8, 2000 with respect to 11,131 shares and December 7, 2000 with respect to 200,000 shares, as such options are further described on Exhibit A hereto, shall terminate no later than March 17, 2002. The exercisability of all other stock options issued by the Company to Executive shall remain unchanged except as specifically provided in this Agreement.

7.    No Solicitation; Noncompete.    For a period of twelve (12) months commencing on the date of the termination of Executive’s Continuous Status (as defined in the Company’s 1995 Equity Incentive Plan) as a director or consultant with the Company, Executive agrees not to directly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other entity at which Executive is or subsequently becomes an employee, officer or consultant. In addition, for a period of twelve (12) months commencing on the date of the termination of Executive’s Continuous Status as a director or consultant with the Company (the “Noncompete Period”), Executive agrees that he will not (i) directly or indirectly engage in any Competitive Business (as defined below), or (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i). “Competitive Business” means and includes any business located in the United States of America that generates revenues by providing email marketing products or services to third parties, whether by way of an Application Service Provider (ASP), enterprise wide model, server platform or otherwise.

Each of the following activities shall, without limitation, be deemed to constitute engaging in a Competitive Business within the meaning of this Section 7: to engage in, work with, have an interest or concern in, advise, lend money to, guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with, a Competitive Business, either individually, in partnership, or in conjunction with any person or persons, firms, associations, companies, or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any other manner whatsoever; provided, however, that Executive may invest in or have an interest in publicly traded entities provided that said interest does not exceed one percent (1%) of the voting control of said entity.

8.    Confidential Information.    Executive acknowledges his on-going obligations under the Confidentiality Agreement dated October 11, 2000 by and between the Company and Executive (the “Confidentiality Agreement”) and shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and otherwise continue to comply with all terms and provisions of the Confidentiality Agreement and the terms of the Termination Certification attached as Exhibit C to the Confidentiality Agreement. On or before the date of the termination of Executive’s Continuous Status as a director or consultant with the Company, Executive shall return any and all the Company property, including, but not limited to, all Confidential Information and proprietary information in his possession or under his control to the Company as of such date; provided, however, that Executive shall be entitled to retain and, provided Executive gives the Company at least five (5) days advance notice, remove from the Company, the laptop and desktop computer systems currently used by Executive (the “Computers”) subject to the absolute right of the Company to inspect the Computers prior to their removal by Executive in order to remove or delete from the Computers any Confidential Information or Company proprietary information.

9.    Release of Claims.    In consideration for the Extended Health Care Coverage, Continuing Salary and other consideration paid or payable to Executive under this Agreement, Executive, on behalf of himself and his heirs, executors, administrators and assigns (collectively, the “Releasing Parties”), hereby fully and forever releases the Company and its officers, directors, employees, investors, stockholders, affiliates, divisions, subsidiaries, agents, predecessor and successor corporations and assigns (collectively, the “Released Parties”) of and from, and agrees not to sue any Released Party concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of Releasing Parties may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a)  any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including, but not limited to, claims of discrimination, harassment, wrongful termination and breach of contract; and

(b)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.

Executive agrees that the release set forth in this Section 9 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

Notwithstanding the above, in the event of a shareholder or derivative lawsuit against Executive, or a lawsuit against the Company in which Executive is named as a defendant or cross-defendant, Executive shall be entitled to all benefits and indemnity as set forth in the Indemnity Agreement signed by the Company and the Executive December 2, 1997, and Executive reserves the right to assert all defenses and file all necessary claims and cross-claims, including those against the Company. Additionally, in any lawsuit filed by the Company in which

Executive is named as a defendant or cross-defendant, Executive shall be entitled to file any and all defenses, claims and cross-claims against the Company.

10.    Acknowledgment of Waiver of Claims under ADEA.    Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date. Executive acknowledges that the consideration given for the waivers and releases set forth in this Agreement are in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)  he should consult with an attorney prior to executing this Agreement;

(b)  he has at least twenty-one (21) days within which to consider this Agreement;

(c)  he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement (the “Revocation Period”); and

(d)  this Agreement shall not be effective until the Revocation Period has expired.

11.    Civil Code Section 1542.    Executive represents that he is not aware of any claim by himself other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

12.    Miscellaneous.

(a)    Severability.    If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(b)    Voluntary Execution of Agreement.    Executive acknowledges and agrees that he has executed this Agreement voluntarily and without any duress or undue influence with the full intent of releasing all claims against the Released Parties. Executive further acknowledges and agrees that (i) he has read this Agreement; (ii) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel; (iii) he understands the terms and consequences of this Agreement and of the releases it contains; and (iv) he is fully aware of the legal and binding effect of this Agreement.

(c)    Non-Disparagement.    Executive agrees that he will not voluntarily make any oral or written statement or reveal any information to any person, company or agency which may be construed to be negative, disparaging or damaging to the reputation of the Company or its directors, officers, agents, employees, stockholders, successo rs or assigns unless Executive determines in good faith that he is required to do so pursuant to the provisions of any law, rule or regulation applicable to him or the Company. The Company agrees that it will instruct each of its directors and authorized officers not to voluntarily make any oral or written statement or reveal any information to any person, company or agency which may be construed to be negative, disparaging or damaging to the reputation of Executive unless any such person determines in good faith that he or she is required to do so pursuant to the provisions of any law, rule or regulation applicable to such person or the Company.

(d)    Entire Agreement.    The parties acknowledge and agree that the considerations recited in this Agreement are the sole and exclusive considerations for this Agreement and that no representations, promises, or inducements have been made by any party other than as appear in this Agreement. This Agreement, and the other agreements specifically referenced herein, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements between them respecting the subject matter hereof, with the exception of the Indemnity Agreement signed by the Company and Executive on December 2, 1997 which shall continue to provide benefits and indemnity to Executive for his role in the Company prior to September 18, 2001.

(e)    Amendment.    This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

(f)    No Admission of Liability.    This Agreement will not be construed in any manner as an admission by the Company that it has violated any law, policy or procedure or has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against the Company.

(g)    Complete Defense.    Notwithstanding any other provision contained herein, this Agreement and the general release set forth in Section 9 hereof may be pled as a thorough and complete defense to and may be used as the basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement and the general release set forth in Section 9 hereof. This Agreement and general release set forth in Section 9 hereof shall inure to the benefit of the Company and be binding upon Executive and his respective heirs, family, administrators, executors, successors and assigns as if they were parties hereto.

(h)    Construction.    The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(i)    Rights Cumulative.    The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive such party’s right to exercise any or all other rights and remedies.

(j)    Governing Law.    This Agreement shall be governed by the laws of the State of California.

(k)    Nonwaiver.    No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

(l)    Remedy for Breach.    The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive set forth in Section 8 of this Agreement, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

(m)    Dispute Resolution.    Unless prohibited by law or otherwise specified in this Agreement, all disputes, claims, and causes of action (including, but not limited, to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to Executive’s employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. Executive understands and agrees that this provision waives his right to a jury trial on these claims. This arbitration shall be held in San Francisco County, California, and the parties shall use reasonable efforts to cause the hearing to be conducted within 90 days of the filing of a notice of claim with the American Arbitration Association or as soon thereafter as practicable.

(n)    Attorneys’ Fees.    In any action for injunctive relief to enforce any covenants of Executive set forth in this Agreement or in any arbitration proceeding pursuant to Section 12(m), the prevailing party shall be entitled to recover its attorneys’ fees and costs, including, without limitation, any fees of the arbitrators in any arbitration proceeding pursuant to Section 12(m).

(o)    Assistance in Litigation.     For a two (2) year period commencing on the date of the termination of Executive’s Continuous Status (as defined in the Company’s 1995 Equity Incentive Plan) as a director or consultant with the Company, Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation and provided further that if Executive has moved his principal residence outside of the United States, nothing in this Agreement shall require Executive to travel to the United States in order to comply with the provisions of this Agreement (it being agreed and understood, however, that Executive shall still be required to comply with the terms of this Agreement which would not require such travel).

(p)    Confidentiality.    Executive will not, unless required or otherwise permitted by law, disclose to others any information regarding the terms of this Agreement, the money being paid under it or the fact of its payment, except that Executive may disclose this information to his attorney, accountant or other professional advisor to whom Executive must make the disclosure in order for them to render professional services to Executive. Executive will instruct them and they must agree, however, to maintain the confidentiality of this information.

(q)    Binding Effect on Successor to the Company.    This Agreement shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a change of control, and any such successor or assignee shall be required to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or change of control had taken place.

(r)    Execution.    This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first set forth above.

CLICKACTION INC.

By:	/S/ GEORGE GRANT
George Grant President and CEO

GREGORY SLAYTON

By:	/s/ GREGORY SLAYTON
Gregory Slayton

EXHIBIT A

Gregory Slayton STOCK OPTIONS as of 9/18/01

Grant Date	Grant Type	Exercise Price	Grant	Exercised	Unvested	Vested	Accelerated Vesting	Total Vested Shares
12/2/1997	1995 ISO-NQ	1.1875	147,370	—	—	147,370	—	147,370
12/2/1997	1995 ISO	1.1875	252,630	40,000	—	212,630	—	212,630

			400,000	40,000	—	360,000	—
6/10/1998	1995 ISO-NQ	0.0001	120,000	—	41,999	78,001	90,001	90,001
11/13/1998	1995 ISO	1.9375	95,850	—	58,356	37,494	62,490	62,490
11/13/1998	1995 ISO-NQ	1.9375	104,150	—	—	104,150	—	104,150

			200,000	—	58,356	141,644	—
11/18/1999	1995 ISO	4.9375	23,147	—	22,511	636	—	636
11/18/1999	1995 ISO-NQ	4.9375	176,853	—	85,837	91,016	—	91,016

			200,000	—	108,348	91,652	—
	Non-employees
11/18/1999	Stock Option Plan	4.9375	200,000	—	108,348	91,652	—	91,652
8/8/2000	1995 ISO-NQ	10.5	11,131	—	5,102	6,029	—	6,029
12/7/2000	1995 ISO-NQ	5.5	181,819	—	144,325	37,494	—	37,494
12/7/2000	1995 ISO	5.5	18,181	—	18,181	—	—	—

			200,000	—	162,506	37,494	—
4/4/2001	1995 ISO-NQ(Bonus)	2.938	32,728	—	24,546	8,182	32,728	32,728

			1,363,859	40,000	509,205	814,654	185,219	876,196